[THE KNOT LOGO]

November 5, 2008

Mr. David Liu

Re: Terms of Employment

Dear David:

It gives me great pleasure to confirm the terms by which The Knot, Inc. will continue your employment as the Chief Executive Officer, reporting solely and directly to the Board of Directors. You shall be the senior-most executive officer of The Knot and shall have the duties and responsibilities customarily exercised by an individual serving in this position in a company of the size and nature of The Knot.

The terms of this agreement will be effective immediately, except with respect to the changes to your vacation days, which shall be effective January 1, 2009.

Compensation Terms

Base Salary

Your annualized salary rate is $370,000 (“Base Salary”), which will be paid semi-monthly, on the 15th and on the last workday of the month. The Compensation Committee shall review your performance and Base Salary annually for potential increases. Your Base Salary will be subject to withholding of income, social security and employment taxes in accordance with The Knot’s normal practices.

Incentive Bonus

You will be eligible to earn an annual cash incentive bonus expressed as a percentage of Base Salary. Each year, your target and maximum bonus opportunities will be set by the Compensation Committee. The amount of your actual bonus will be determined according to your achievement of certain performance criteria established by the Compensation Committee. In the event of a “change in control” (which, for all purposes under this agreement, shall be as defined in The Knot’s Amended and Restated 1999 Stock Incentive Plan), thereafter the target for your annual cash incentive bonus shall be at least 50% of your Base Salary, the maximum bonus opportunity shall be at least 100% of your Base Salary, and for purposes of this calculation, your Base Salary shall be assumed to be the greater of $500,000 and your actual base salary in effect on the date of the calculation. The incentive bonus will be conditioned upon the other terms and conditions of the incentive compensation program for executive officers, as may be in effect from time to time, and is payable within thirty (30) days following the completion of The Knot’s annual audit and approval by the Compensation Committee. The incentive bonus is not guaranteed and is completely discretionary; you may receive an incentive bonus in one year but not the next.

Other Compensation

You will be eligible to participate in future incentive compensation programs for executive officers, if and when such programs are established by the Compensation Committee of the Board of Directors, at a level commensurate with your position at the time awards are granted and on the same general terms and conditions as apply to the other executive officers of The Knot. In addition, in no event will the terms of equity awards granted to you with respect to accelerated vesting upon a “change in control” be less favorable than the terms made available to any other executive officer, and The Knot will cause any award to be modified if and as necessary to carry out this provision.

Mr. David Liu
November 5, 2008

Severance

If your employment is involuntarily terminated without cause by The Knot or a successor entity, or if you resign for “Good Reason,” The Knot agrees to pay your Base Salary for two (2) years thereafter, at your rate of pay in effect immediately prior to such termination or resignation, and for two (2) years after such termination or resignation receive all benefits (other than vesting of any equity award) that were associated with your employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to executive employees of The Knot generally during such 2-year period). These Base Salary payments shall be paid out in semi-monthly installments, commencing on The Knot’s first regular payroll date after (1) such termination (in connection with an involuntary termination without cause) or (2) the tenth business day after the end of the Cure Period, as defined below (in connection with a Good Reason resignation), and continuing on each of The Knot’s regular payroll dates thereafter, and will be subject to all applicable withholdings and taxes. The Knot’s payment of Base Salary or provision of benefits under this paragraph will be subject in all cases to your continued and complete compliance during the two-year severance period with the terms and conditions of the non-disclosure, non-competition and non-solicitation agreement that you will enter into with The Knot pursuant to this agreement. In the event of a “change in control” before or in connection with any termination or resignation subject to this paragraph, your Base Salary for purposes of this paragraph shall be assumed to be the greater of $500,000 and your actual base salary in effect immediately prior to such termination or resignation.

An involuntary termination “without cause” shall mean a termination of employment other than for death, disability, termination for Cause or any resignation by you other than a resignation for Good Reason. “Cause” shall mean (1) your willful failure to perform the principal elements of your duties to The Knot or any of its subsidiaries, which failure is not cured within 20 days following written notice to you specifying the conduct to be cured, (2) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (3) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to The Knot or any of its subsidiaries, (4) your failure to substantially comply with the rules and policies of The Knot or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors of The Knot, or (5) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to The Knot or any of its subsidiaries. “Good Reason” shall mean (1) any reduction of your Base Salary, (2) the relocation of your principal place of business outside of New York City, (3) a material breach of this agreement by The Knot, (4) the material diminution of your responsibilities or authority, any reduction of your title or any change in the reporting structure set forth in the first paragraph hereof, (5) at any time after a “change in control,” the material and repeated interference by the Board of Directors with the discharge of your duties or responsibilities hereunder, or (6) immediately following a “change in control” and for two years thereafter, you are not the senior-most executive officer of The Knot (or, if The Knot is then a subsidiary, of The Knot’s ultimate operating parent company); provided, however, that no Good Reason shall exist if you have not given written notice to The Knot of the initial existence of the Good Reason condition(s) and until The Knot has had thirty (30) days to cure such event (the “Cure Period”) after the date on which you give The Knot written notice specifying such event in specific detail before such event permits you to terminate your employment for Good Reason.

Mr. David Liu
November 5, 2008

Leased Automobile

You shall be entitled to a company-provided leased automobile for personal use, the make and model of which shall be comparable to the company-provided leased automobile in your possession on the effective date of this agreement. All expenses for routine maintenance, repair and insurance, your rights and obligations regarding replacement leased automobiles and the tax treatment of the automobile as a fringe benefit to you shall be governed by The Knot’s standard practices, policies and procedures in effect from time to time.

Benefits and Other Terms

Benefits and Expenses

You will continue to participate in The Knot benefits program as in effect on the date hereof. A full description of your benefits is contained in official plan documents that are available to you. Notwithstanding anything to the contrary contained in the official plan documents, you shall be entitled to six (6) weeks of vacation per year. As an executive officer, you will be covered by any supplemental travel and business expense reimbursement policies in effect for executive officers. Please be advised that The Knot reserves the right to amend, change and terminate its policies, programs and employee benefit plans at any time during your employment.

Reimbursement of Legal Expenses

If, at any time after a “change in control,” any contest or dispute shall arise between you and The Knot regarding any provision of this agreement, The Knot shall reimburse you for all legal fees and expenses reasonably incurred by you in connection with such contest or dispute, but only if you prevail to a substantial extent with respect to your claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent The Knot receives written evidence of such fees and expenses.

Non-Disclosure, Non-Competition and Non-Solicitation Agreement

This agreement is conditional upon your signing of a non-disclosure, non-competition and non-solicitation agreement in the form previously provided to you.

Indemnification

The Indemnification Agreement for Directors and Officers between you and The Knot shall continue in full force and effect. In addition, you shall continue to be covered by The Knot’s insurance policy for directors and officers.

At-Will Employment

Please understand that your employment will be “at will,” meaning that either you or The Knot may terminate the relationship at any time, with or without cause or notice. Please also note that The Knot reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion.

Mr. David Liu
November 5, 2008

Compliance With Section 409A of the Internal Revenue Code

The intent of the parties is that payments and benefits under this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this agreement shall be interpreted to be in compliance therewith. If you notify The Knot (with specificity as to the reason therefor) that you believe that any provision of this agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A and The Knot concurs with such belief or The Knot (without any obligation whatsoever to do so) independently makes such determination, The Knot shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and The Knot of the applicable provision without violating the provisions of Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

All expenses or other reimbursements under this agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

In the event that it is determined that any payment or distribution of any type to or for your benefit, whether paid or payable or distributed or distributable, pursuant to the terms of this agreement would be subject to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), then you shall be entitled to receive an additional payment (a “409A Tax Restoration Payment”) in an amount that shall fund the payment by you of any 409A Tax as well as all income taxes imposed on the 409A Tax Restoration Payment, any 409A Tax imposed on the 409A Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the 409A Tax Restoration Payment or any 409A Tax.

Mr. David Liu
November 5, 2008

Golden Parachute Tax

In the event it shall be determined that any payment or distribution by The Knot to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax (including any interest or penalties imposed with respect to such taxes) imposed upon the Payments. The calculations under this paragraph will be made in a manner consistent with the requirements of Code Sections 280G and 4999, as in effect at the time the calculations are made. The Gross-Up Payment shall be paid to you at the earliest possible time after receiving notice from you, but not later than by the end of the calendar year in which the taxes are paid to the government, or if an audit or a tax dispute related to the Gross-Up Payment occurs, by the end of the calendar year after the year in which the disputed taxes are paid (or the year after the year in which such an audit or dispute is concluded, if no taxes are paid).

*  *  *  *  *

Mr. David Liu
November 5, 2008

Please indicate your acceptance of these terms by returning the original signed and dated version of this agreement to my attention.

Sincerely,

/s/ IRA CARLIN

Ira Carlin
Chairman, Compensation Committee of the Board of Directors

By signing, dating and returning this agreement, you accept our terms of employment.

/s/ DAVID LIU	11/5/08
David Liu	Date